EXHIBIT 23

(LETTERHEAD OF RYDER SCOTT COMPANY, L.P.)
CONSENT OF RYDER SCOTT COMPANY, L.P.
     We consent to the use on the form 10-K of PrimeEnergy Corporation of our reserve report and all schedules, exhibits, and attachments thereto incorporated by reference of Form 10-K and to any reference made to us on Form 10-K as a result of such incorporation

Very Truly Yours,
/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado
March 28, 2006